Exhibit 21.01

ORACLE CORPORATION

Subsidiaries of the Registrant

Name of Subsidiary	Place of Incorporation

Oracle International Corporation	California

Oracle America, Inc.	Delaware

Oracle Global Holdings, Inc.	Delaware

Oracle Systems Corporation	Delaware

Oracle EMEA & CAPAC Holdings Limited	Bermuda

Oracle International Holdings Limited	Bermuda

OCAPAC Holding Company UC	Ireland

OCAPAC Research Partner UC	Ireland

Oracle EMEA Holdings Limited	Ireland

Oracle Global Partners	Ireland

Oracle International Group Limited	Isle of Man

Delphi Asset Management Corporation	Nevada

Oracle Software Technology GmbH	Switzerland